Exhibit 99.1

Genpact Limited Announces $200 Million Accelerated Share Repurchase

NEW YORK, March 30, 2017 – Genpact Limited (NYSE: G), a global professional services firm focused on delivering digital transformation for clients, today announced that it has entered into an accelerated share repurchase agreement (the “ASR”) with Morgan Stanley & Co. LLC (the “Dealer”) to repurchase an aggregate of $200 million of Genpact common shares.

Under the terms of the ASR, Genpact has agreed to repurchase $200 million of its common shares from the Dealer, in total. On March 30, 2017, Genpact will pay to the Dealer $200 million in exchange for the initial delivery of 6,578,947 Genpact common shares based on current market prices of Genpact common shares. The final number of shares that Genpact ultimately repurchases under the ASR will be based on Genpact’s volume-weighted average share price during the term of the transaction, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR. The transaction is expected to be completed by the end of the fourth quarter 2017. Genpact expects to fund the ASR through a combination of surplus cash on its balance sheet, operating cash flows and net proceeds from the recently completed private offering by Genpact’s wholly-owned subsidiary, Genpact Luxembourg S.à r.l., of its 3.700% senior notes due 2022.

The ASR was entered into pursuant to Genpact’s existing share repurchase program. Genpact has completed $592 million out of a total authorization of $1.25 billion in share repurchases since the program was first announced in February 2015. Genpact currently has approximately $658 million of share repurchase authorization available, including the $200 million allocated for repurchases pursuant to the ASR.

About Genpact

Genpact (NYSE: G) is a global professional services firm focused on delivering digital transformation for our clients, putting digital and data to work to create competitive advantage. We do this by integrating lean principles, design thinking, analytics and digital technologies with our domain and industry expertise to deliver disruptive business outcomes – an approach we call Lean DigitalSM. We deliver value to our clients in two ways – through digital-led, domain-enabled solutions that drive innovation, and through intelligent operations enabled by digital that design, transform and run clients’ operations. Our approach is continually refined in the world’s largest digital process sandbox, where we test and improve thousands of processes. For two decades, first as a General Electric division and since 2005 as an independent company, we have been passionately serving our clients. We generate impact for clients from the Fortune Global 500 and beyond, and employ over 77,000 people in more than 20 countries, with key offices in New York City, Palo Alto, London, and Delhi.

Safe Harbor

Statements in this press release regarding Genpact’s expectations, including the timing of the final settlement of the ASR transactions, Genpact’s ability to complete the transactions on the terms described in this press release or at all and the ASR and the source of funding for the ASR, are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of Genpact’s stock prevailing from time to time, the nature of other investment opportunities presented to Genpact from time to time, Genpact’s cash flows from operations, general economic conditions, and other factors identified in Genpact’s most recent Annual Report on Form 10-K and other reports filed with the SEC. Genpact undertakes no obligation to update any forward-looking statements that may be made from time to time by or on behalf of Genpact.

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Contacts:

Investors:

Roger Sachs, CFA

+1 (203) 808-6725

roger.sachs@genpact.com

Media:

Gail Marold

+1 (919) 345-3899

gail.marold@genpact.com